UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2009 (January 13, 2009)

NTELOS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51798	36-4573125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Spring Lane, Suite 300, PO Box 1990, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2009, NTELOS Holdings Corp. (the “Company”) announced the appointment of James A. Hyde, age 44, as the Company’s President and Chief Operating Officer. The Company also announced that the Board of Directors intends for Mr. Hyde to succeed James S. Quarforth as Chief Executive Officer upon Mr. Quarforth’s eventual retirement.

Mr. Hyde was employed by Deutsche Telekom and VoiceStream Wireless from 1997 to 2009. Mr. Hyde was appointed as the managing director of T-Mobile UK (a subsidiary of Deutsche Telekom) in January 2006, and served as a member of the T-Mobile International Executive Management Committee and as an Executive Advisor to the T-Venture Funds. From 2002 until January 2006, Mr. Hyde served as vice president of U.S. Indirect Sales and Sales Operations for T-Mobile USA. In 2000, Mr. Hyde became executive director for U.S. sales operations for VoiceStream Wireless and, following Deutsche Telekom’s July 2001 acquisition of VoiceStream (which it renamed T-Mobile), he held this position until 2002. Mr. Hyde had joined VoiceStream Wireless in 1997 as a director of regional indirect sales and operations.

In connection with his appointment as President and Chief Operating Officer, the Company has entered into an agreement with Mr. Hyde dated as of January 13, 2009. The employment agreement expires on July 1, 2011 and will automatically be extended from year-to-year thereafter unless notice of termination is previously provided. However, if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such terms are defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” The employment agreement provides for an annual base salary of $505,000 per year and a target bonus opportunity of 90% of Mr. Hyde’s base salary, which will be paid if the bonus criteria, as set by the Board of Directors, for the applicable period are met. The agreement also provides that the Company will make Mr. Hyde an “initial equity” grant of approximately 31,775 shares of restricted stock which, beginning on the second anniversary of his appointment, will vest 33 1/3% for each full year of his continued employment, and an initial equity grant of approximately 258,253 stock options which, beginning on the first anniversary of his appointment, will vest 25% for each full year of his continued employment. In consideration of cash and equity compensation which Mr. Hyde is foregoing by departing T-Mobile before certain 2009 vesting dates, Mr. Hyde will receive a cash payment from the Company of $1,000,000 and a “make whole” equity grant of approximately 21,183 shares of restricted stock which, beginning on the first anniversary of his appointment, will vest 50% for each full year of his continued employment.

If Mr. Hyde is terminated by the Company for any reason other than for “cause” or Mr. Hyde terminates his employment for “good reason” (as such terms are defined in the employment agreement), Mr. Hyde will receive an amount equal to 50% of his base salary payable in at-least monthly installments for a period of 24 months. If Mr. Hyde remains an employee of the Company until January 1, 2010 and by such date the Board of Directors has not committed to appoint Mr. Hyde as the Chief Executive Officer of the Company by March 31, 2010, Mr. Hyde may resign and receive an amount equal to 100% of his base salary for a period of 12 months payable in the same installments as his base salary was paid prior to his resignation. Additionally, in the event of such resignation,

Mr. Hyde will receive a payment equal to the current year’s full target incentive payment under the team incentive plan, the “make whole” equity grant will fully vest and the “initial equity” grant will vest and become non-forfeitable with respect to (i) 50% of the number of stock options contained in the initial equity grant and (ii) 33 1/3% of the number of shares of restricted stock contained in the initial equity grant.

The employment agreement restricts Mr. Hyde from competing, directly or indirectly, with the Company or soliciting certain employees and officers of the Company or its affiliates during the term of the employment and for a period of 24 months thereafter. In the event that Mr. Hyde is terminated by the Company for any reason other than for “cause” or has resigned for “good reason,” then during the non-competition and non-solicitation period and in consideration of his undertakings during such period, Mr. Hyde will receive an amount equal to 50% of his annual salary payable at-least monthly for a period of 24 months.

On January 13, 2009, the Company also amended Mr. Quarforth’s employment agreement to extend its initial term to March 31, 2010, after which it would extend from year to year unless notice of termination is previously provided.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated January 13, 2009, between NTELOS Holdings Corp. and James A. Hyde.

99.1	Press release dated January 14, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTELOS HOLDINGS CORP.

By:	/s/ Michael B. Moneymaker
Michael B. Moneymaker
Executive Vice President and Chief Financial Officer

Date: January 14, 2009

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, dated January 13, 2009, between NTELOS Holdings Corp. and James A. Hyde.

99.1	Press release dated January 14, 2009.